Exhibit 10.4

NON-SOLICITATION, NON-COMPETITION,

NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

In consideration of my employment or continued employment by Omni National Bank (“Company”) and in further consideration of a payment in the amount of Seventy Five Thousand ($75,000.00) Dollars, the receipt and sufficiency of which are hereby acknowledged, I, Jeffrey L. Levine, S.S. # (Intentionally Omitted), who resides at (Intentionally Omitted), (“Employee”) agree to the following:

A.	Non-Solicitation: Customers

During my employment and for one (1) year immediately following the cessation of my employment with the Company for any reason, I shall not, on my own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (except Company), solicit any customer of the Company, or any representative of any customer of the Company, with a view to selling or providing any product, equipment or service competitive with any product, equipment or service of the Company Business, as defined herein, during the twelve (12) month period immediately preceding cessation of my employment with the Company, provided that the restrictions set forth in this section shall apply only to customers of the Company, or representatives of customers of the Company, with whom I had material contact during such twelve (12) month period. “Material contact” exists between myself and each of the Company’s existing customers: (i) with whom I actually dealt for a business purpose while employed by the Company or to further a business relationship between the customer and the Company; or (ii) whose business dealings with the Company were handled, coordinated or supervised by me.

B.	Non-Solicitation: Employees or Sales Representatives

During my employment and for one (1) year immediately following the cessation of my employment with the Company for any reason, I will not solicit or in any manner encourage employees of the Company to leave the employ of the Company. The foregoing prohibition applies only to employees with whom I had material contact pursuant to my duties during the twelve (12) month period immediately preceding cessation of my employment with the Company. “Material contact” means interaction between myself and another employee of the Company: (i) with whom I actually dealt; or (ii) whose employment or dealings with the Company or services for the Company were handled, coordinated or supervised by me.

C. Non-competition. I acknowledge that my specialized skills, abilities and contacts are important to the success of the Company, and agree that I shall faithfully and strictly adhere to the terms hereof. I acknowledge that by reason of the character and nature of the Company’s business activities and operations, and further by reason of the scope of the territory in which I perform and will perform the Services (as defined below), in order to protect the Company’s legitimate business interests it is necessary for me to agree not to engage in certain specified activities in such territory at any time during my employment and for a period of time thereafter. Therefore, at all times during my employment with the Company, and for a period of two (2) years thereafter, I will not, directly or indirectly, within the Territory (as defined below), (a) for myself, (b) as a consultant, manager, supervisor, employee or owner of a Competing Business

(as defined below), or (c) as an independent contractor for a Competing Business, engage in any business in which I provide services which are the same as or substantially similar to the Services. “Competing Business” shall mean any person, business or entity who or which sells, markets or distributes products and/or sells, furnishes or provides services substantially the same as those sold, marketed, distributed, furnished or supplied by the Company during the term of my employment with the Company. “Territory” shall mean the geographic area encompassed within a sixty (60) mile radius of the Company’s office at 1100 Abernathy Road, Atlanta, Georgia. I agree that the Company and I may amend the definition of “Territory” from and after the date hereof to reflect any significant contraction or expansion of the geographical area in which I actually perform the Services. “Services” shall mean the manager of the operations department for warehouse lending.

D.	Non-Disclosure

1. TRADE SECRETS. I acknowledge that the Company is engaged in the business (“Company Business”) of Commercial and Retail Banking, and the Employee will be employed in a specialized area commonly referred to as: “redevelopment lending”. Redevelopment lending can be further described as lending money to borrower who acquire dilapidated, inner-city single and multi-family homes, who after acquisition, re-habilitate those structures for occupancy and/or sale. I acknowledge that this highly specialized area of lending is unique and to my knowledge there are no other banks conducting this business in the geographical area as set forth above. I further acknowledge that prior to joining the Company, I was not employed in this line of business. I further acknowledge that in order to conduct its business, the Company owns and uses trade secrets as defined under applicable law (O.C.G.A. § 10-1-761(4)). “Trade secret(s)” means information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. I further acknowledge that in the course of my employment with the Company and in order to carry out my duties thereunder, I have or will become privy to the Trade Secrets of the Company. Accordingly, I shall not disclose, divulge, publish to others, or use for any purpose, except as necessary to perform my duties while employed by the Company, any Trade Secret of the Company without the prior written consent of the Company for so long as such information shall remain a Trade Secret.

2. CONFIDENTIAL INFORMATION. I acknowledge that in order to conduct its business, the Company owns and uses written and unwritten confidential information. “Confidential Information” means data and information relating to the business of the Company (which may not rise to the level of a Trade Secret under applicable law) which is or has been disclosed to me or of which I became aware as a consequence of or through my relationship with the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by me without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. I further acknowledge that in the course of my employment with the Company and in order to carry out my duties thereunder, I have or will become privy to Confidential Information of the Company. Accordingly, I agree that while employed by the Company, and for a period of two (2) years from the conclusion of my employment with the Company for any reason, I will not disclose, divulge, publish to others or use for any purpose any Confidential Information of the Company except to the extent necessary to perform my duties and responsibilities as an Employee for the Company, without the prior written consent of the Company.

3. NOTICE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. I acknowledge that the Company hereby designates Trade Secrets and Confidential Information to include, without limitation, confidential customer and prospective customer lists; information provided to the Company by its customers or clients or prospective customers or clients; customer preferences; client contacts; marketing plans, presentations and strategies; inventions, patents and discoveries reasonably related to the Company’s business or products and services of the Company that have not previously been publicly released by the Company, “software,” computer or electronic data disks or tapes, “processes,” “designs,” “research,” computer programs; source code; object code; methods of operations and costs data; internal policies and procedures; contracts; personnel information; credit terms; financial information (including without limitation information regarding fee and pricing structures, assets, status of client accounts or credit); or any other information designated as a trade secret, confidential or proprietary by the Company.

4. TREATMENT OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. I understand and agree to treat whatever information the Company wants to protect from disclosure as genuinely “confidential”, i.e., restricting access by pass code, stamping hardcopies of customer lists “confidential”, and restricting access to the customer list except by personnel, and the like. I further agree, as an Employee, to use my best efforts and the utmost diligence to guard and protect the Company’s Trade Secrets and Confidential Information from disclosure to any competitor, customer or supplier of the Company or any other person, firm, corporation or other entity, unless such disclosure has been specifically authorized by the Company in writing.

E. Ownership of Work Product. For purposes of this Agreement, “Work Product” shall mean the data, materials, documentation, computer programs, source code, object code, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, and other property rights, created or developed in whole or in part by me, whether prior to the date of this Agreement or in the future, either (i) while employed by the Company and that have been or will be paid for by the Company, or (ii) while employed by the Company (whether developed during working hours or not) and not otherwise the subject of a written agreement between the Company and me. All Work Product shall be considered work made for hire by me and owned by the Company; provided, however, that I shall be entitled to retain all rights in work performed outside of my normal work hours so long as I have not used any confidential information, trade secrets or other assets of the Company to perform such work. If any of the Work Product may not, by operation of law, be considered work made for hire by me for the Company, or if ownership of all rights, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, I hereby assign to the Company, and upon the future creation thereof automatically assign to the Company without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name patents, copyrights, registrations and any other protection available in the Work Product. I agree to perform, during and after my employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product as reasonably requested by the Company.

F. Return of Company Property. All Company property, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein, (whether originals, copies or extracts), whether prepared or developed by me or otherwise coming into my possession, whether maintained by me in the facilities of the Company, at my home, or at any other location, is, and shall remain, the exclusive property of the Company and shall be promptly delivered to the Company, with no copies or reproductions retained by me, in the event of my termination for any reason, or at any other time or times the Company may request. Upon termination of employment for any reason, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit “A”.

G. Reasonable Restrictions. I agree and acknowledge that the restrictions contained in this Agreement are reasonable and necessary in order to protect the valuable propriety assets, goodwill and business of the Company and that the restrictions will not prevent or unreasonably restrict my ability to earn a livelihood. I also agree and acknowledge that if my employment with the Company ends for any reason, I will be able to earn a livelihood without violating the restrictions contained in this Agreement and that my ability to earn a livelihood without violating said restrictions is an important reason in my choosing to sign this Agreement. Notwithstanding anything herein to the contrary, if for any reason the Employee is terminated before the expiration of six (6) months from the date of employment, then and in that event the provisions of subparagraph C above shall be null and void and of no effect, and further provided, that all other terms and conditions shall be fully enforceable.

H. At-Will Employment. I acknowledge that nothing contained herein is intended to constitute a contract of continued employment, but instead I recognize and acknowledge that my employment with the Company is on an “at-will” basis and may be terminated by either myself or the Company at any time, for any reason or for no reason, with or without cause, and with or without notice.

By signing this Agreement, I indicate that I have read, accepted and agreed to its terms.

IN WITNESS WHEREOF, I have executed this Agreement under seal on the date shown below.

EMPLOYEE

Jeffrey L. Levine,
S.S. # (Intentionally Omitted)
(Home address intentionally omitted)

Signature	/s/ Jeffrey L. Levine	(SEAL)
Jeffrey L. Levine

Date:	February 16, 2005

EXHIBIT A

TERMINATION CERTIFICATION

The undersigned Employee certifies that he/she does not possess and has not failed to return any property belonging to Omni National Bank, its parent, subsidiaries, affiliates, successors or assigns (together, the “Company”), including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein, (whether originals, copies or extracts), whether prepared or developed by Employee or otherwise coming into Employee’s possession, whether maintained by Employee in the facilities of the Company, at Employee’s home, or at any other location.

Employee further certifies that he/she will comply with all the terms of his/her Non- Solicitation, Non-Competition, Non-Disclosure and Confidentiality Agreement.

Date:
Employee